Shareholder Letter Th e Lo nd on Fi lm M us ic O rc he st ra Q2 2024 Aug 8, 2024

Quarterly Highlights

Net revenue of $84.6 million grew 7% year-over-year. Higher marketplace revenue lifted revenue per ticket to $3.98, an 18% increase year-over-year.

Marketplace revenue, including organizer fees and Eventbrite Ads, exceeded 13% of second quarter net revenue.

Consumer average monthly active users were 93 million, and mobile app users were up 22% year-over-year.

Net Revenue



$79M
$85M
+7% Y/Y
Q2 2023
Q2 2024

Gross Ticket Sales



$890M
$840M
(6%) Y/Y
Q2 2023
Q2 2024

Net Income [1]
$1.1M
+136% Y/Y

Adjusted EBITDA [1][2]
$12.8M
+13% Y/Y

Paid Tickets



23M
21M
(9%) Y/Y
Q2 2023
Q2 2024

Net Revenue Per Ticket



$3.39
$3.98
+18% Y/Y
Q2 2023
Q2 2024

Paid Creators
176.9K
(7%) Y/Y

Paid Buyers
10.3M
(7%) Y/Y

(1) Includes the net benefit of a loss recovery from a legal settlement and minimal restructuring expenses totaling $4.3 million in the second quarter.
(2) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Eventbrite Q2 2024 Shareholder Letter

Page 2

Dear Eventbrite Shareholder, During the second quarter and first half of 2024, our Eventbrite team has remained focused on the ongoing transformation of our business into a vibrant two-sided marketplace for live events. We believe this transformation will meaningfully expand our addressable opportunity over time and enable us to better capture it. We made significant strategic progress during the quarter, particularly on our consumer experience, mobile app users, and Eventbrite ads, bolstering confidence in our plan’s powerful potential. Eventbrite continues to be both a partner of choice for mid-market creators and a trusted resource for consumers seeking high-quality live experiences. In the second quarter of the year, we connected 27.4 million free and paid ticket buyers with 358,000 creators across a wide variety of categories and locations. In total, we issued 67 million tickets to more than 1.4 million free and paid events, and $840 million in total ticket value was transacted in our marketplace. Second quarter paid ticketing volume, however, was down 9% compared to the prior year, and continuing to trend lower at the start of the second half. The pricing model changes we began implementing last year, including the introduction of organizer fees, are impacting creator acquisition and retention and reducing event inventory and ticket volume. To address this, we plan to make meaningful adjustments to our pricing plans in the near term. The expected impact of changes to our pricing plans and lower paid ticket volume has been reflected in our updated business outlook below. The Rock Orchestra MEGA Events Museums, caves, airfields, and cathedrals might not strike you as typical party hotspots. But the novelty of dancing the night away in unusual places is what makes Silent Discos in Incredible Places so memorable—and unmissable. It’s just one of many innovative event concepts from MEGA Events, a pioneering experiential events company that spans pop culture, music, and entertainment. UK-based founder Nathan Reed and team are experts at tapping into the cultural zeitgeist of what people want to do and making it happen on a huge scale. MEGA Events is Eventbrite’s top EMEA creator and hosts events worldwide. Page 3Eventbrite Q2 2024 Shareholder Letter

We’ve been listening and responding to our creator’s needs, and we’re hard at work to eliminate the factors that are holding back growth in paid ticket volume. Next month, we will reintroduce a free tier with no creator fees to allow more creators to discover the value of our offerings and the power of our large and growing consumer audience. We believe this new tier will help position us to boost creator acquisition and retention, win back creators who have recently left the platform, and stabilize paid ticket volume over time. Looking ahead, we plan to introduce a premium marketplace tier that delivers enhanced event visibility, as well as incentives and support aligned to driving growth. While the addition of a new free tier and packaging our marketplace offerings in a premium subscription will likely impact near-term monetization, we believe these actions can help drive improvement in creator acquisition that will translate into growth in ticket volume. In light of the reduced revenue outlook and in keeping with our commitment to financial discipline, we have taken decisive action to significantly reduce operating expenses. We believe these steps will allow us to support margins and drive operating leverage as we plan for creator and ticket volume trends to return to more historical levels over time. Despite the near-term challenges we are addressing, we remain committed to our transformation plan and delivering stronger results in the future. Unicorn World Rainbows, hula-hoops, sparkles, and ball pits — these are a few of the things the family-friendly event Unicorn World charms attendees with. Created by parents Patrick and Lauren Mines, Unicorn World offers an immersive adventure complete with life-size animatronic unicorns, an enchanted forest to explore, and take-home arts and crafts. Galloping across the U.S. while hosting events in three to four cities per month on Eventbrite, Unicorn World is continually expanding tour dates to bring the dazzling experience to more communities. Page 4Eventbrite Q2 2024 Shareholder Letter

Business Update In the second quarter of 2024, we delivered revenue results consistent with our outlook for the period, although toward the lower end of the range we provided. Net revenue of $84.6 million was up 7% over last year’s second quarter. Ticketing revenue was 4% lower than a year earlier, reflecting declines in creator count and paid tickets related to the implementation of organizer fees. Revenue per ticket increased to $3.98 compared with $3.39 in the comparable quarter last year, propelled by strong growth in non-ticketing marketplace revenue (consisting of organizer fees and advertising revenue). Net income for the second quarter was $1.1 million, which includes the net benefit of an $8.2 million legal settlement award and minimal restructuring- related expenses. Second quarter Adjusted EBITDA was reported at $12.8 million. Excluding a net benefit of $4.3 million from the legal settlement and minimal restructuring-related expenses, Adjusted EBITDA was $8.5 million for the second quarter, representing a 10% margin. Our financial position remains strong. Total cash and cash equivalents were $575.5 million, and available liquidity (defined at the bottom of this Shareholder Letter) was $353.2 million as of June 30, 2024. Year to date, we have completed $37.0 million in share repurchases under the $100 million plan authorized in March, reducing shares outstanding by approximately 7% thus far. Marketplace Highlights We continue to upgrade the functionality and performance of our technology, always with an eye on serving the most innovative and successful creators of live events. During the third quarter, we plan to release a new timed entry ticketing capability, enabling Eventbrite to support events that offer tickets in multiple time slots during the day. This new functionality is intended to serve several new verticals, such as tours and museums, expand the breadth of inventory available in our marketplace, and increase paid ticket volume. We’ve made great strides in helping creators unlock greater scale, which is a top need for our customers both large and small. We recently announced a partnership with TikTok, which offers Eventbrite creators and consumers a powerful new way to share and promote events via the TikTok platform. 2,000000 2,214286 2,428571 2,642857 2,857143 3,071429 3,285714 3,500000 Q2 2024 Q2 2023 Q2 2022 Q2 2019 $3.04 $3.02 $3.39 7.1% 7.8% 8.9% 10.1% $3.98 // Net Revenue per Ticket and Take Rate Page 5Eventbrite Q2 2024 Shareholder Letter

Eventbrite creators and TikTok users can now link videos directly to an event page on the Eventbrite app, where consumers can discover full event details and directly purchase event tickets. This partnership adds significant consumer reach and engagement for creators, extending well beyond Eventbrite's own marketplace.



Buck's Backyard

Nestled just outside Austin, Texas, Buck's Backyard is a vibrant venue that has captured hearts since opening its doors in 2017. Renowned for its cold beer, delicious food, and stellar live music scene, and owned and operated by industry veterans, this 15-acre oasis on Onion Creek offers a laid-back, family- and dog-friendly atmosphere.

With live music rocking the stage every Friday and Saturday night, plus epic seasonal concerts, Buck's Backyard embodies everything we love about live events — fun, community, and unforgettable moments.

We are strengthening our outbound sales function to attract more high-value events with the greatest consumer appeal. These creators bring a large and diverse array of new consumers into our marketplace, feeding our flywheel when their event-going fans discover other events curated for them within the Eventbrite marketplace. We've expanded our sales team under new leadership and are using Eventbrite data to target creators in the categories and metros that exhibit the strongest consumer demand. Bookings of new, large creators continued to pace well ahead of 2023, increasing 60% year to year in the second quarter.

We are both diversifying our revenue and enabling creators to effectively market their events through Eventbrite Ads. Our investments to improve relevance and targeting continued to drive down costs to Eventbrite Ads users and increase the return on their investment. Creators who participate in Eventbrite Ads tend to generate more revenue and display higher retention rates on our platform than those who have not yet adopted this service. We grew the number of creators using Eventbrite Ads by 20% between the first and second quarter, and more than doubled ad revenue year over year. We continue to expand Eventbrite Ads' geographic coverage to both large and smaller metros, while fine-tuning our localized targeting capabilities at the same time.


8:00
Following
For You
991K
3456
1256
1 event near you
All Soul Collective
Join us for a night of soulful music and timeless classics at Broadway in New York!
Home
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Me

Leveraging the power of Eventbrite's consumer reach and brand for the benefit of creators is a key element of our marketplace transition. Average monthly active users (MAUs) rose to 93 million in the quarter, with mobile app users increasing 22% from a year ago. We offer creators on our platform strong web search visibility as well as direct exposure to active ticket buyers on Eventbrite. In a recent study of consumer behavior, we observe consumer loyalty to our platform, as more than 60% of repeat buyers come back to purchase tickets to a different creator's event the next time they return, making our marketplace a natural demand generating engine for creators.

Eventbrite Q2 2024 Shareholder Letter

Page 6

We plan to continue leveraging AI to fine-tune our consumer app and enhance personalization and relevance, and later this year, we plan to relaunch our app, leaning into social connections and hyper-local discovery of events through friends. Summary The work we are doing today to transition Eventbrite beyond a ticketing platform is designed to realize the tremendous potential we see in our market, our business, and our brand. We are positioning Eventbrite to capture that potential by focusing on creator success, consumer engagement, and continuous innovation. In doing so, we believe we are also building a stronger, more resilient company for the long term. We are energized by the opportunities ahead of us and confident in our ability to deliver on their promise. Sincerely, DC9 Nightclub This year marks twenty years since Washington DC’s hugely popular DC9 music venue and dance space first opened its doors. At DC9 it’s all about variety. Yes, there are intimate gigs, but with 26 events a month, there’s plenty more for music fans to get their kicks at. Think nostalgia- fueled 90s-themed-music events, trivia nights, weekday happy hours, karaoke (with a twist), and oh-so-hot-right-now dance parties (their ‘honest, blunt, and a little bit volatile’ dance night celebrates all things Charli XCX, complete with lime green Brat-style branding). Julia Hartz CEO Lanny Baker COO & CFO Page 7Eventbrite Q2 2024 Shareholder Letter

Financial Discussion

Second Quarter 2024 Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables, including the reconciliation of non-GAAP financial measures, can be found at the end of this letter.

Net Revenue

Net revenue of $84.6 million in the second quarter of 2024 was up 7% compared to a year ago, benefiting from higher organizer fees and advertising services. Net revenue per paid ticket was $3.98 for the second quarter of 2024 compared to $3.39 a year ago, and a revenue take rate of 10.1% was 120 basis points higher. Net revenue per paid ticket included a $0.53 contribution from organizer fees and Eventbrite Ads revenue, which combined for $11.2 million or 13% of total revenue in the quarter.


$79M
$82M
$88M
$86M
$85M
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Paid Ticket Volume

Paid ticket volume of 21.2 million in the second quarter of 2024 was down 9% compared to a year ago. Paid creators were 177,000, down 7% compared to 189,000 in the second quarter a year ago. Paid ticket volume for events outside of the U.S. represented 40% of total paid tickets in the second quarter, flat to a year ago.


23M
23M
24M
21M
21M
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Eventbrite Q2 2024 Shareholder Letter

Page 8

Gross Profit

Gross profit was $59.9 million in the second quarter of 2024, up 10% year-over-year for a gross margin of 70.9% compared to 68.8% a year ago. The improvement in gross margins reflects the increased contribution of marketplace revenue year-over-year as well as steps taken to reduce the cost of revenue. Gross profit in the second quarter of 2024 included minimal restructuring costs, whereas the second quarter of 2023 included a $0.8 million processing fee credit partially offset by $0.7 million in restructuring costs.



$54M
$56M
$61M
$61M
$60M
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Operating Expenses

Operating expenses were $66.4 million in the second quarter of 2024, compared to $61.0 million in the second quarter of 2023. Operating expenses included a benefit of $4.4 million loss recovery from a legal settlement in the second quarter of 2024, and the second quarter of 2023 included $4.9 million in restructuring costs partially offset by a $4.0 million benefit from other costs.



GAAP Total Operating Expense
$61M
$66M
$23M
$26M
$16M
$24M
$22M
$16M
Q2 2023
Q2 2024
Product Development
Sales, Marketing & Support
General & Administrative
As reported

Product development expenses were $26.1 million for the second quarter, compared to $23.5 million a year ago. In the second quarter of 2023, product development expenses included $2.0 million related to restructuring costs. Product development expenses grew 11% year-over-year, reflecting investment in our consumer marketplace strategy.

Sales, marketing, and support expenses were $24.5 million for the second quarter, compared to $15.7 million a year ago. Sales, marketing, and support expenses in the second quarter of 2024 saw an increase in chargeback volume of $5.7 million compared to $1.1 million a year ago in the same period. The second quarter of 2023 included $1.0 million in expenses related to restructuring costs and a $3.0 million benefit in other costs. Including the aforementioned items, sales, marketing, and support costs grew 56% year-over-year.

Eventbrite Q2 2024 Shareholder Letter

Page 9

General and administrative expenses were $15.8 million in the second quarter, compared to $21.8 million in the second quarter of 2023. General and administrative expenses in the second quarter of 2024 included a benefit of $4.4 million related to a loss recovery from a legal settlement. General and administrative expenses in the second quarter of 2023 included $1.8 million related to restructuring costs and a $1.0 million benefit in other costs. Including those items, General and administrative expenses were down 28% year-over-year. Net Income (Loss) Net income was $1.1 million for the second quarter of 2024, compared with a net loss of ($2.9) million in the same period in 2023. Net income in the second quarter of 2024 included a net benefit of $8.2 million from a legal settlement, comprising a $4.4 million loss recovery recorded as a credit to general and administrative expenses, $3.9 million in other income, and minimal restructuring costs. The net loss in the second quarter of 2023 included a net impact of $0.8 million from a processing fee credit, restructuring costs, and other items. OpEx Investment Profile Q2 2024 24% General & Administrative 39% 37% Product Development Sales & Marketing As reported As reported ($4M) ($1M) ($10M) Q2 2024Q1 2024Q4 2023Q3 2023Q2 2023 ($3M) ($1M) $1M Page 10Eventbrite Q2 2024 Shareholder Letter

Adjusted EBITDA

Adjusted EBITDA of $12.8 million reported in the second quarter of 2024 included the benefit of $4.3 million due to a loss recovery from a legal settlement and minimal restructuring costs. Adjusted EBITDA in the second quarter of 2023 was $11.3 million and included a $0.8 million processing fee credit, $5.6 million in restructuring costs, and a $4.0 million benefit in other costs.



$11M
$6M
$9M
$10M
$13M
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Adj. EBITDA impact from non-routine items in Q2 2024	Recorded Amount ($M)
Impact to Net revenue	-
Impact to Cost of net revenue	(0.1)
Impact to Operating expense	4.4
Total Adjusted EBITDA impact	4.3

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $575.5 million at the end of the second quarter of 2024, down from $579.9 million as of March 31, 2024. To evaluate Eventbrite's liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances, short-term investments, and cash and cash equivalents, and then reduces the balance by creator payables. On that basis, the company's available liquidity as of June 30, 2024 was $353.2 million compared to $377.7 million as of March 31, 2024. Long-term debt as of June 30, 2024 was $358.7 million compared to $358.2 million as of March 31, 2024.

Available Liquidity in Q2 2024	Recorded Amount ($M)
Cash and cash equivalents	$575.5
Funds receivable	28.9
Short term investments	56.7
Creator advances, net	6.9
Accounts payable, creators	(314.7)
Available liquidity	$353.2

Eventbrite Q2 2024 Shareholder Letter

Page 11

*We have not provided an outlook for GAAP net income (loss) or GAAP net income (loss) margin or reconciliations of expected Adjusted EBITDA to GAAP net income (loss) or expected Adjusted EBITDA margin to GAAP net income (loss) margin, because GAAP net income (loss) and GAAP net income (loss) margin on a forward-looking basis are not available without unreasonable efforts due to the potential variability and complexity of the items that are excluded from Adjusted EBITDA and Adjusted EBITDA margin, such as share-based compensation expense, foreign exchange rate gains and losses, and other non-recurring expenses. Business Outlook Based on current information, we anticipate third-quarter revenue will be within a range of $74 to $77 million, and full-year 2024 revenue will be within a range of $318 million to $325 million. At the midpoint of our revenue outlook range, we expect Adjusted EBITDA margins, excluding the impact of severance costs and other non-routine items, to be approximately 10% for the year. Page 12Eventbrite Q2 2024 Shareholder Letter

About Eventbrite Eventbrite is a global events marketplace that serves event creators and event-goers in nearly 180 countries. Since its inception, Eventbrite has been at the center of the experience economy, transforming how people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. With over 300 million tickets distributed for over 5 million events in 2023, Eventbrite is where people worldwide discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include coveted spots on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc.'s Best-Led Companies honor. Learn more at www.eventbrite.com. Page 13Eventbrite Q2 2024 Shareholder Letter

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the Company’s business model and investments to support growth, including the Company’s marketplace strategy and impact on results; the Company’s expectations regarding the development of its marketplace and products; the Company’s long-term growth strategy, growth areas, pursuit of profitability, operating expenses, and investment initiatives and focus areas; the Company’s expectations with respect to its operating model, financial results and trends; and the Company’s expectations described under “Business Outlook” above. In some cases, forward- looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied. All forward-looking statements are based on information and estimates available to the Company at the time of this letter, and are not guarantees of future performance, and reported results should not be considered as an indication of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. Disclaimer Regarding Ticketing and Creator Metrics This letter includes certain measures related to our ticketing business, such as free and paid tickets, paid creators, paid buyers, monthly active users (MAUs), and Eventbrite Ads. We believe that the use of these metrics is helpful to our investors as these metrics are used by management in assessing the health of our business and our operating performance. These metrics are based on what we believe to be reasonable estimates for the applicable period of measurement. There are inherent challenges in measuring these metrics, and we regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. You should not consider these metrics in isolation or as substitutes for analysis of our results of operations as reported under GAAP. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and Available Liquidity is helpful to our investors in understanding and evaluating our results of operations and useful measures for period-to-period comparisons of our business performance as they are metrics used by management in assessing the health of our business and our operating performance, making operating decisions, and performing strategic planning and annual budgeting. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Some amounts in this shareholder letter may not sum due to rounding. Adjusted EBITDA We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, interest income, employer taxes related to employee transactions, other (income) expense net, which consists of foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Page 14Eventbrite Q2 2024 Shareholder Letter

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this release. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-routine items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss), net income (loss) margin and our other GAAP results. Available Liquidity To evaluate Eventbrite’s liquidity, the Company adds funds receivable from ticket sales within the last five business days of the period to creator advances, short-term investments, and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. Page 15Eventbrite Q2 2024 Shareholder Letter

Condensed Consolidated Statements of Operations

($ in thousands, except per share data)(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Net revenue	$ 84,551	$ 78,912	$ 170,803	$ 156,826
Cost of net revenue(1)	24,611	24,603	49,643	50,998
Gross profit	59,940	54,309	121,160	105,828
Operating expenses (1):				
Product development	26,057	23,486	52,741	50,050
Sales, marketing and support	24,521	15,679	45,390	32,739
General and administrative	15,816	21,826	37,053	43,544
Total operating expenses	66,394	60,991	135,184	126,333
Loss from operations	(6,454)	(6,682)	(14,024)	(20,505)
Interest income	7,382	6,926	14,789	12,379
Interest expense	(2,806)	(2,786)	(5,606)	(5,538)
Other income (expense), net	3,725	80	2,472	(873)
Loss before income taxes	1,847	(2,462)	(2,369)	(14,537)
Income tax provision	784	459	1,058	1,070
Net income (loss)	$ 1,063	$ (2,921)	$ (3,427)	$ (15,607)
Net income (loss) per share				
Basic	$ 0.01	$ (0.03)	$ (0.04)	$ (0.16)
Diluted	$ 0.01	$ (0.03)	$ (0.04)	$ (0.16)
Weighted-average number of shares outstanding used to compute net income (loss) per share				
Basic	96,142	99,995	95,557	99,748
Diluted	96,290	99,995	95,557	99,748

(1) Includes stock-based compensation as follows:

Cost of net revenue	$ 128	$ 226	$ 279	$ 423
Product development	7,060	5,184	13,034	9,508
Sales, marketing and support	1,850	2,792	4,284	5,020
General and administrative	6,238	6,397	11,641	11,742
Total	$ 15,276	$ 14,599	$ 29,238	$ 26,693

Eventbrite Q2 2024 Shareholder Letter

Page 16

Condensed Consolidated Balance Sheets

($ in thousands) (unaudited)	June 30, 2024	December 31, 2023
Assets		
Current assets		
Cash and cash equivalents	$ 575,499	$ 489,200
Funds receivable	28,869	48,773
Short-term investments, at amortized cost	56,698	153,746
Accounts receivable, net	4,856	2,814
Creator signing fees, net	3,601	634
Creator advances, net	6,852	2,804
Prepaid expenses and other current assets	12,147	13,880
Total current assets	688,522	711,851
Creator signing fees, net noncurrent	1,553	1,303
Property and equipment, net	12,643	9,384
Operating lease right-of-use assets	1,000	177
Goodwill	174,388	174,388
Acquired intangible assets, net	9,132	13,314
Other assets	7,282	2,913
Total assets	$ 894,520	$ 913,330
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 314,718	$ 303,436
Accounts payable, trade	1,467	1,821
Chargebacks and refunds reserve	8,213	8,088
Accrued compensation and benefits	8,534	17,522
Accrued taxes	5,712	8,796
Operating lease liabilities	1,973	1,523
Other accrued liabilities	13,062	16,425
Total current liabilities	353,679	357,611
Accrued taxes, noncurrent	4,532	4,526
Operating lease liabilities, noncurrent	1,423	1,768
Long-term debt	358,725	357,668
Total liabilities	718,359	721,573
Stockholders' equity		
Common stock, at par	1	1
Additional paid-in capital	1,032,205	1,007,190
Treasury stock, at cost	(37,184)	—
Accumulated deficit	(818,861)	(815,434)
Total stockholders' equity	176,161	191,757
Total liabilities and stockholders' equity	$ 894,520	$ 913,330

Eventbrite Q2 2024 Shareholder Letter

Page 17

Consolidated Statements of Cash Flows

($ in thousands)(unaudited)

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Cash flows from operating activities		
Net loss	$ (3,427)	$ (15,607)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	7,242	6,709
Stock-based compensation expense	29,239	26,693
Amortization of debt discount and issuance costs	1,057	1,010
Unrealized gain on foreign currency exhange	(1,326)	(1,674)
Accretion on short-term investments	(2,769)	(3,585)
Non-cash operating lease expenses	273	5,002
Amortization of creator signing fees	401	468
Changes related to creator advances, creator signing fees, and allowance for credit losses	(2,920)	(1,496)
Provision for chargebacks and refunds	14,559	5,755
Gain on litigation settlement	(3,927)	—
Other	623	908
Changes in operating assets and liabilities:		
Accounts receivable	(2,866)	(763)
Funds receivable	20,155	24,136
Creator signing fees and creator advances	(3,922)	655
Prepaid expenses and other assets	1,291	1,061
Accounts payable, creators	9,712	15,789
Accounts payable	(366)	(487)
Chargebacks and refunds reserve	(14,415)	(8,350)
Accrued compensation and benefits	(8,988)	985
Accrued taxes	(3,840)	(8,596)
Operating lease liabilities	(991)	(1,933)
Other accrued liabilities	(4,003)	1,480
Net cash provided by operating activities	30,792	48,160
Cash flows from investing activities		
Purchase of short-term investments	(112,185)	(150,565)
Maturities of short-term investments	212,002	85,500
Purchases of property and equipment	(403)	(521)
Capitalized internal-use software development costs	(4,818)	(3,161)
Net cash provided by (used in) investing activities	94,596	(68,747)
Cash flows from financing activities		
Repurchase of common stock	(36,508)	—
Proceeds from exercise of stock options	—	748
Taxes paid related to net share settlement of equity awards	(5,776)	(3,201)
Proceeds from issuance of common stock under ESPP	454	567
Principal payments on finance lease obligations	—	(1)
Net cash used in financing activities	(41,830)	(1,887)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,741	2,787
Net increase (decrease) in cash, cash equivalents and restricted cash	$ 86,299	$ (19,687)

Eventbrite Q2 2024 Shareholder Letter

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Cash, cash equivalents and restricted cash Beginning of period End of period Supplemental cash flow data Interest paid Income taxes paid, net of refunds Non-cash investing and financing activities Operating lease right-of-use assets obtained in exchange for operating lease liabilities Reduction of right-of-use assets due to modification or exit Other accrued liability recorded for treasury stock purchases 489,200 575,499 4,548 994 1,011 — 536 540,174 520,487 4,549 323 — 3,917 — Consolidated Statements of Cash Flows (cont.) ($ in thousands)(unaudited) Six Months Ended June 30, 2024 2023 $ $ $ $ $ $ $ $ $ $ Page 19Eventbrite Q2 2024 Shareholder Letter

Key Operating Metrics and Non-GAAP Financial Measures

(In thousands, except per ticket data)(Unaudited)

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Net revenue	$ 84,551	$ 78,912	$ 170,803	$ 156,826
Paid ticket volume	21,243	23,309	42,459	46,487
Net revenue per paid ticket	$ 3.98	$ 3.39	$ 4.02	$ 3.37

Adjusted EBITDA Reconciliation

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Net income (loss)	$ 1,063	$ (2,921)	$ (3,427)	$ (15,607)
Add:				
Depreciation and amortization	3,649	3,193	7,243	6,708
Stock-based compensation	15,276	14,599	29,238	26,693
Interest income	(7,382)	(6,926)	(14,789)	(12,379)
Interest expense	2,806	2,786	5,606	5,538
Employer taxes related to employee equity transactions	365	203	792	559
Other (income) expense, net	(3,725)	(80)	(2,472)	873
Income tax provision	784	459	1,058	1,070
Adjusted EBITDA	**$ 12,836**	**$ 11,313**	**$ 23,249**	**$ 13,455**
Adjusted EBITDA Margin	**15 %**	**14%**	**14 %**	**9%**

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